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                      TERMINATION OF DIRECTOR EMERITUS PLAN

On August 10, 2000, the Board of Directors of Countrywide Credit Industries, Inc. (the "Company") adopted a resolution terminating the Company's Director
Emeritus Plan (the "Plan"). The Plan is described on pages 5 and 6 of the Company's most recent Proxy Statement for the Annual Meeting of Stockholders held on July 12, 2000.

In connection with the Plan termination, each current non-employee director received a cash payment related to the present value of his benefits under the Plan. The cash payments were as follows:

Jeffrey Cunningham                          $   27,174
Ben M. Enis                                 $ 394,857
Edwin Heller                                $ 281,742
Robert J. Donato                            $ 235,908
Michael Dougherty                   $   60,068
Harley Snyder                               $ 366,633
Oscar Robertson                             $            0

As part of their consideration of this proposal, the Board received an opinion from a nationally recognized employee benefits consulting firm that the termination of the Plan and providing the payments to the current, non-employee directors as set forth above is fair, meaning that the approach used in terminating the Plan (including the actuarial and other assumptions) is within the range of competitive practice, and considers the best interests of shareholders.


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